Exhibit 99.1

Tapinator Announces 2018 Financial Results

-2018 Full Year Revenues of $2.9 Million and Adjusted EBITDA of $133,000

-Net Cash Provided By Operating Activities of $320k, up from $275k in 2017

New York, NY – March 27, 2019 – Tapinator, Inc. (OTCQB: TAPM), a developer and publisher of category leading apps for mobile platforms, today announced financial results for the period ended December 31, 2018, and the filing of its annual report and audited financial statements for the years ended December 31, 2018 and 2017. The annual report and audited financial statements may be found at http://www.sec.gov. The results provided below replaces, in its entirety, any guidance or projections previously issued by the Company.

For the year ended December 31, 2018, Tapinator achieved revenue of approximately $2.87 million, bookings* of $3.34 million, net loss of approximately $3.0 million, adjusted EBITDA* of approximately $132,000, and net cash provided by operating activities of approximately $341,000 representing year-over-year changes of -9%, -5%, 19%, -47% and 24%, respectively. For the quarter ended December 31, 2018, Tapinator achieved revenue of approximately $.57 million, bookings* of $.65 million, net loss of approximately $.92 million, adjusted EBITDA* of approximately -$10,000, and net cash provided by operating activities of approximately $28,000 representing year-over-year changes from the 2017 fourth quarter of -34%, -26%, -19%, -109% and -85%, respectively. As of December 31, 2018, Tapinator had cash balances of approximately $871,000, representing a year-over year increase of 253%.

*A table has been included in this press release with non-GAAP adjustments to the Company’s revenue resulting in bookings (a non-GAAP measure) and non-GAAP adjustments to the Company's net loss, resulting in positive adjusted EBITDA (a non-GAAP measure) for the relevant periods.

Financial Highlights

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
GAAP Results:
Revenue	$568,580	$858,683	$2,872,276	$3,141,360
Net Loss	$(915,603)	$(767,262)	$(2,996,533)	$(3,690,147)
Diluted Net Loss Per Share	$(0.01)	$(0.01)	$(0.03)	$(0.06)
Cash	$871,312	$246,755	$871,312	$246,755
Net Cash Provided by Operating Activities	$27,543	$188,934	$341,153	$274,867

Non-GAAP Results:
Bookings:	$653,315	$880,680	$3,341,014	$3,498,788
Category Leading Apps	$363,039	$291,463	$1,699,986	$1,279,574
Rapid-Launch Games	$290,276	$589,217	$1,641,028	$2,219,214
Adjusted EBITDA	$(10,444)	$120,915	$132,615	$247,996

Ilya Nikolayev, CEO of Tapinator commented, “2018 represented a challenging, but pivotal year for the Company. We completed our shift from our legacy Rapid-Launch Games to the more lucrative Category Leading Apps opportunity (f/k/a “Full-Featured Games”). While this shift took longer than we had originally hoped, and resulted in what we believe to have been only a temporary pause in our overall growth, our strategy has yielded positive results in that our Category Leading Apps Bookings increased by 33% in 2018 as compared to 2017 and, for the first time, surpassed our Rapid-Launch Games in terms of overall contribution. Looking forward to 2019, we are very enthused about our prospects given our portfolio of existing and planned Category Leading Apps. We believe these select apps provide both repeatable, stackable revenue and significant growth opportunity through focused marketing and continued product development.

Andrew Merkatz, President & CFO of Tapinator, also commented on the Company’s results, “We are especially proud of the following accomplishments in 2018:

●	We completed a fully-subscribed private placement of common stock at $.12 per share for which we received net proceeds of $2,581,787,
●	We eliminated the Company’s outstanding debt, in its entirety,
●	We eliminated the Company’s outstanding preferred stock, in its entirety,
●	We executed cost effective product experimentation in the nascent blockchain gaming market,
●	We completed our previously announced pivot from legacy Rapid Launch Games to Category Leading Mobile Apps,
●	We reported positive adjusted EBITDA positive results for the 5th year in a row, and we have reported positive adjusted EBITDA every year since the Company’s inception,
●

We repurchased 7,646,446 of our common shares (approximately 8.7% of our then outstanding shares) from one of the Company’s principal shareholders and service providers from our legacy Rapid Launch Games business in exchange for a future revenue share on certain of our Rapid Launch Games,

●

We launched our first app that relies primarily on subscription based monetization, an area that we believe we will continue to invest in as we strive to improve our earnings quality via repeatable revenue streams,

●	We achieved an up-listing to the OTCQB, and
●	We made significant investment in our user acquisition capability as efficient paid marketing is crucial to our Category Leading Apps strategy.

In 2018, mobile gaming consumer spend exceeded the combined game spending total on home consoles, PC and Macs, and handheld consoles by 20 percent, according to a recently released study by industry research company, App Annie. Tapinator has become a seasoned operator in this massive market, and we believe we are well positioned to deliver strong growth and corporate development in the coming year.”

Current Outlook

We continue to have conviction regarding our Category Leading Apps business, and therefore for our business in its entirety. The strategic changes we implemented over the past 24 months, shifting from Rapid-Launch Games to Category Leading Apps, now appear to have paid off. While we are not providing specific financial guidance, we are confident in our ability to deliver company-wide revenue and bookings growth in 2019. This growth is expected to be derived from our seasoned franchises such as Video Poker Classic, combined with recently launched titles such as Crypto Trillionaire and My Horoscope, and from at least one additional title that we have not yet announced, but expect to launch during the second half of 2019.

Beyond our main focus on our core Category Leading Apps business, we will continue to be nimble and opportunistic in terms of new investment opportunities that we believe can both leverage Tapinator’s resources and can deliver significant long-term returns to our shareholders.

*Non-GAAP Financial Measures

We have provided in this release the non-GAAP financial measures of Bookings and adjusted EBITDA, as a supplement to the measures of Revenue and Operating Income, which are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Management uses Bookings and adjusted EBITDA internally in analyzing our financial results to assess operational performance and liquidity. The presentation of Bookings and adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to Bookings and adjusted EBITDA in assessing our performance and when planning, forecasting and analyzing future periods. We believe Bookings and adjusted EBITDA are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. Below, we have provided reconciliations between our historical and projected Bookings and adjusted EBITDA to the most directly comparable GAAP financial measures below. Some limitations of Bookings and adjusted EBITDA are as follows:

●	Bookings does not reflect that we defer and recognize online game revenue over the estimated life of durable virtual goods;

●

Adjusted EBITDA does not include the impact of stock-based expense, impairment of intangible assets previously acquired, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

●	Adjusted EBITDA does not reflect income tax expense;

●	Adjusted EBITDA does not include other income or expense, which includes foreign exchange gains and losses and interest income or expense;

●

Adjusted EBITDA excludes depreciation and amortization of intangible assets and impairment of capitalized software. Although depreciation and amortization and impairment of capitalized software are non-cash charges, the assets being depreciated and amortized or impaired may have to be replaced in the future; and

●	Other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider Bookings and adjusted EBITDA along with other financial performance measures, including Revenue, Net Income (Loss), Diluted Net Income (Loss) Per Share, Cash Flow from Operations, Operating Income (Loss) and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Results (unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Reconciliation of Revenue to Bookings:
Revenue	$568,580	$858,683	$2,872,276	$3,141,360
Change in deferred revenue	$84,735	$21,997	$468,738	$357,429
Bookings	$653,315	$880,680	$3,341,014	$3,498,788

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net loss	$915,603	$767,262	$2,996,533	$3,690,147
Interest expense, net	$(1,109)	$120,034	$132,355	$533,511
Income taxes	$2,651	$2,500	$7,226	$8,973
Impairment of capitalized software	$320,311	$256,310	$320,311	$256,310
Amortization of capitalized software development	$176,974	$166,458	$614,172	$709,615
Depreciation and amortization of other assets	$1,955	$5,175	$9,933	$21,927
Amortization of debt discount	$0	$281,813	$187,876	$1,404,254
Loss On Extinguishment	$0	$0	$0	$830,001
Stock-based expense	$404,375	$55,888	$1,857,274	$173,552
Adjusted EBITDA	$(10,444)	$120,915	$132,615	$247,996

About Tapinator

Tapinator Inc. (OTCQB: TAPM) develops and publishes category leading apps for mobile platforms. Tapinator's library includes over 300 titles that, collectively, have achieved over 450 million mobile downloads, including notable properties such as Video Poker Classic, Solitaire Dash and Crypto Trillionaire. Tapinator generates revenues through the sale of branded advertising and via consumer transactions, including in-app purchases and subscriptions. Founded in 2013, Tapinator is headquartered in New York, with product development and marketing teams located in North America, Europe and Asia. Consumers can find high-quality mobile entertainment wherever they see the ‘T’ character logo, or at http://tapinator.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Tapinator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “feel,” "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements include, among other things, our belief that our overall growth has only been temporarily paused, our belief that our Category Leading Apps will provide repeatable, stackable revenue and significant growth opportunity, our belief that we are well positioned to deliver strong growth and corporate development and our expectation that our seasoned franchise apps and recently launched apps will result in revenue and bookings growth in 2019. Forward-looking statements in this release involve substantial risks and uncertainties that could cause the development and monetization of our mobile games, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, our ability to create and develop new, successful and long lasting Category Leading Apps, our ability to penetrate in a meaningful way the mobile gaming app consumer spend market while competing against many larger companies, our ability to continue to drive interest in our seasoned titles such as Video Poker Classic and our new titles such as Crypto Trillionaire and our ability to provide repeatable and stackable revenue through our Category Leading Apps. Tapinator undertakes no obligation to update or revise any forward-looking statements. The quoting and trading of the Company's common stock on the OTC Market Group's OTC Link quotation system is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the Company's operations or business prospects. As a result, there may be volatility in the market price of the shares of the Company's common stock for reasons unrelated to operating performance. Moreover, the OTC Market Group's OTC Link quotation system is not a stock exchange, and trading of securities on it is often more sporadic than trading of securities listed on the NASDAQ Stock market or another securities exchange. Accordingly, stockholders may have difficulty reselling any of their shares. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2018, including but not limited to the discussion under "Risk Factors" therein, which the Company filed with the SEC and may be viewed at http://www.sec.gov.

CONTACT:

Tapinator Investor Relations

investor.relations@tapinator.com

914.930.6232